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                                                     April 18, 2001




U.S. Securities & Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Re:  Sitara Networks, Inc. Withdrawal of Registration Statement on Form S-1
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Ladies and Gentlemen:

         This letter will supplement the prior request of Sitara Networks, Inc. (the "Company") to withdraw the Company's Registration Statement on Form S-1 initially filed with the Commission on November 17, 2000 (File No. 333-50224) (the "Form S-1"). By this letter, the Company hereby requests that the Commission destroy the Company's Confidential Treatment Application and all related materials filed with the Form S-1.


                                             Very truly yours,

                                             SITARA NETWORKS, INC.


                                             /s/ Michael S. Palin
                                             -----------------------------------
                                             Michael S. Palin
                                             Chief Financial Officer